Exhibit T3B.64

MODIFICATION NO. ONE TO

AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP

OF

THE GALLERIA ASSOCIATES, L. P.

This Modification No. One (the “Modification”), is entered into to be effective as of the 6th day of October, 2011, by and between CBL & Associates Limited Partnership, a Delaware limited partnership, and CBL & Associates Properties, Inc., a Delaware corporation (the “Partners”).

W I T N E S S E T H

WHEREAS, The Galleria Associates, L. P., a Tennessee limited partnership (the “Partnership”), is governed by that certain Amended and Restated Agreement of Limited Partnership dated October 29,1993 (the “Agreement”); and

WHEREAS, the Partners, now constituting all of the partners of the Partnership, desire to amend the Agreement to memorialize the change in the description of the Property set forth on Exhibit “A” thereto; and

WHEREAS, pursuant to Paragraph 10.1 of the Partnership Agreement, the Partners may amend, modify, or change the Agreement; and

WHEREAS, prior to the transfer to CoolSprings Mall, LLC, a Tennessee limited liability company (“CoolSprings Mall”), as described below, the Partnership owned that certain regional mall and the real estate and improvements thereon located in Nashville, Tennessee, and known as “CoolSprings Galleria” (“CoolSprings Galleria”) as set forth on Exhibit “A” of the Agreement; and

WHEREAS, on April 8, 2011, the Partnership acquired 100% of the membership interests of CoolSprings Mall; and

WHEREAS, the Partnership conveyed title to CoolSprings Galleria to CoolSprings Mall on September 28, 2011 by Quitclaim Deed; and

WHEREAS, pursuant to that certain Contribution Agreement dated as of the date hereof, among CBL SubREIT, Inc., the Partnership, and Oak Park Holding I, LLC (as Contributors of Property), and T-C Midwest LLC (as Contributor of Cash), and CBL/T-C, LLC (as Transferee), the Partnership contributed its 100% membership interest in CoolSprings Mall to CBL/T-C, LLC (the CBL/TIAA joint venture entity) in exchange for a 20.3337979% interest in CBL/T-C, LLC.

NOW, THEREFORE, in consideration of the mutual promises and obligations hereinset forth and in the Agreement, and for other good and valuable consideration, the receipt andsufficiency of which is hereby acknowledged by all parties hereto, the parties hereto do herebyagree as follows:

1.          Property. The definition of “Property” in Section 1.1 of the Agreement is hereby deleted in its entirety and replaced with the following definition:

“Property” shall mean the assets owned by the Partnership and described onExhibit “A” attached hereto and made a part hereof

2.           Exhibit “A”. Exhibit “A” to the Agreement is hereby modified and amended bysubstituting Exhibit “A” attached hereto.

3.           All other provisions and terms of the Agreement shall remain as stated therein except aspreviously amended and as may be amended by the terms of this Modification.

IN WITNESS WHEREOF, the parties have executed this Modification to be effective as of the 6th day of October, 2011.

PARTNERS:

GENERAL PARTNER:
CBL & Associates Limited Partnership,
a Delaware limited partnership

By:	CBL Holdings I, Inc.
its sole general partner

By:
Name:	JEFFERY V. CURRY
Title:	ASSISTANT SECRETARY

LIMITED PARTNER:
CBL & Associates Properties, Inc.
a Delaware corporation

By:
Name:	JEFFERY V. CURRY
Title:	ASSISTANT SECRETARY

EXHIBIT “A” TO

MODIFICATION NO. ONE TO

AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP

OF

THE GALLERIA ASSOCIATES, L. P.

A 20.3337979% membership interest in CBL/T-C, LLC, a Delaware limited liability company.